Exhibit 99.2
Retail Convergence, Inc.
Consolidated Financial Statements

Retail Convergence, Inc.
Index to Consolidated Financial Statements
For the Fiscal Year Ended January 31, 2009, the Fiscal Periods from December 12,
2007 to February 2, 2008 and from February 4, 2007 to December 11, 2007
(predecessor basis)
Page(s)

Report of Independent Auditors	1

Consolidated Financial Statements:

Consolidated Balance Sheets as of January 31, 2009 and February 2, 2008	2

Consolidated Statements of Operations for the Fiscal Year ended January 31, 2009 and for the Fiscal Periods from December 12, 2007 to February 2, 2008 and from February 4, 2007 through December 11, 2007 (predecessor basis)	3

Consolidated Statements of Cash Flows for the Fiscal Year ended January 31, 2009 and for the Fiscal Periods from December 12, 2007 to February 2, 2008 and From February 4, 2007 through December 11, 2007 (predecessor basis)	4

Consolidated Statements of Changes in Stockholders’ Deficit and Redeemable Convertible Preferred Stock for the Fiscal Year ended January 31, 2009 and for the Fiscal Periods from December 12, 2007 to February 2, 2008 and February 4, 2007 to December 11, 2007 (predecessor basis)	5

Notes to Consolidated Financial Statements	6–24

Report of Independent Auditors
To the Board of Directors and Stockholders of
Retail Convergence, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ deficit and redeemable convertible preferred stock and cash flows present fairly, in all material respects, the financial position of Retail Convergence, Inc. and its subsidiaries at January 31, 2009 and February 2, 2008, and the results of their operations and their cash flows for the fiscal year ended January 31, 2009 and the periods from December 12, 2007 to February 2, 2008 and February 4, 2007 to December 11, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 26, 2009

Retail Convergence, Inc.
Consolidated Balance Sheets
January 31, 2009, and February 2, 2008

	January 31, 2009	February 2, 2008
(in thousands, except share and per share amounts)	(successor basis)	(successor basis)
Assets
Current assets:
Cash and cash equivalents	$7,114	$8,194
Restricted cash	—	3,863
Accounts receivable, net	408	520
Inventories	8,109	8,108
Prepaid expenses and other current assets	1,129	359

Total current assets	16,760	21,044
Property and equipment, net	2,883	2,278
Other assets	516	—
Intangibles, net	3,088	4,831
Goodwill	6,231	6,231

Total assets	$29,478	$34,384

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,293	$5,425
Accrued expenses	6,616	6,088
Deferred revenue	665	549
Short-term obligations under capital lease	64	10

Total current liabilities	13,638	12,072
Long-term obligations under capital lease	123	—

Total liabilities	13,761	12,072
Commitments and contingencies (Notes 12 and 14)
Redeemable convertible preferred stock
Series A, $0.001 par value; 12,500,000 shares authorized; 12,500,000 and 11,300,000 shares issued and outstanding (with liquidation preferences of $26,811 and $22,797) at January 31, 2009 and February 2, 2008, respectively	30,095	22,774
Stockholders’ Deficit:
Common stock $0.001 par value; 180,000,000 shares authorized; 15,628,906 and 0 shares issued and outstanding at January 31, 2009 and February 2, 2008, respectively	16	—
Shareholders’ Notes Receivable	(335)	—
Accumulated deficit	(14,059)	(462)

Total stockholders’ deficit	(14,378)	(462)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$29,478	$34,384

The accompanying notes are an integral part of these consolidated financial statements.

Retail Convergence, Inc.
Consolidated Statements of Operations
For the Fiscal Year Ended January 31, 2009
and the Fiscal Periods from December 12, 2007 to February 2, 2008 and February 4,
2007 to December 11, 2007

		Fiscal Period	Fiscal Period
	Fiscal Year Ended	from December 12, 2007 to	from February 4, 2007 to
	January 31, 2009	February 2, 2008	December 11, 2007
(in thousands)	(sucessor basis)	(sucessor basis)	(predecessor basis)
Net sales	$82,946	$12,003	$66,179

Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	51,838	7,328	43,842
Merchandising and marketing	10,149	1,292	8,425
Fulfillment and customer service	11,618	1,601	9,872
General and administration	14,972	1,575	9,573
Depreciation and amortization	3,264	428	984
Acquisition costs	—	—	1,885

Total operating expenses	91,841	12,224	74,581

Loss from operations	(8,895)	(221)	(8,402)
Unrealized gain on change in fair value of warrants	—	—	1,125
Interest income	163	19	63
Interest expense	(499)	(63)	(1,190)

Loss before income taxes	$(9,231)	$(265)	$(8,404)
Income taxes	—	—	—

Net loss	$(9,231)	$(265)	$(8,404)

The accompanying notes are an integral part of these consolidated financial statements.

Retail Convergence, Inc.
Consolidated statements of Cash Flows
For the Fiscal Year Ended January 31, 2009
and the Fiscal Periods from December 12, 2007 to February 2, 2008 and February
4, 2007 to December 11, 2007

		Fiscal Period from	Fiscal Period from
	Fiscal Year Ended	December 12, 2007 to	February 4, 2007 to
	January 31, 2009	February 2, 2008	December 11, 2007
(in thousands)	(successor basis)	(successor basis)	(predecessor basis)
Cash flows provided by (used in) operating activities
Net loss	$(9,231)	$(265)	$(8,404)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,521	162	984
Amortization expense	1,743	266	—
Change in valuation of preferred stock warrants	—	—	(1,125)
Stock-based compensation expense	363	—	519
Amoritization of deferred financing costs	120	—	—
Loss on disposal of property and equipment	—	4	6
Change in assets and liabilities net of the effect of the acquisition of SmartBargains, Inc.
Accounts receivable	112	253	(340)
Inventories	(1)	2,441	4,558
Prepaid expenses and other current assets	(211)	9	238
Accounts payable	868	(975)	225
Accrued expenses	528	(858)	2,673
Deferred revenue	116	(168)	149

Net cash provided by (used in) operating activities	(4,072)	869	(517)
Cash flows provided by (used in) investing activities
Purchases of property and equipment	(1,912)	(960)	(753)
Release (Deposit) of restricted cash	3,863	(3,863)	—
Payment for purchase of SmartBargains, Inc. net of cash acquired	—	(9,774)	—

Net cash provided by (used in) investing activities	1,951	(14,597)	(753)
Cash flows provided by financing activities
Net proceeds from issuance of Series A redeemable convertible preferred stock	1,400	21,928	—
Net proceeds from isssuance of short-term debt	—	—	5,390
Net decrease in cash overdraft	—	—	(1,513)
Proceeds from exercise of stock options	—	—	3
Payments for shareholder notes receivable	(322)	—	—
Payments under capital lease obligations	(37)	(6)	(33)

Net cash provided by financing activities	1,041	21,922	3,847

Net increase/(decrease) in cash and cash equivalents	(1,080)	8,194	2,577
Cash and cash equivalents at beginning of fiscal period	8,194	—	—

Cash and cash equivalents at end of fiscal period	$7,114	$8,194	$2,577

Supplemental disclosure of cash flow information
Cash paid for interest	$69	$21	$116
Cash paid for taxes	—	—	—
Non-cash investing and financing activities:
Accretion of preferred stock	4,726	197	10,608
Assets acquired under capital leases	214	—	—
Interest income on shareholders notes receivable	13	—	—
Issuance of preferred stock in exchange for guarantees on borrowings	1,195	—	—
Issuance of preferred stock in exchange for Merger consideration	—	649	—
The accompanying notes are an integral part of these consolidated financial statements.

Retail Convergence, Inc.
Statement of Changes in Stockholders’ Deficit and Redeemable Convertible Preferred Stock
For the Fiscal Year ended January 31, 2009, and for the Fiscal Periods from December 12, 2007 to February 2,
2008 and February 4, 2007 to December 11, 2007
(in thousands, except share and per share amounts)

	Redeemable Convertible		Class A		Class A	Additional			Total
	Preferred Stock		Common Stock		Common	Paid-in	Shareholder	Accumulated	Stockholders’
	Shares	$	Shares	$	Treasury Stock	Capital	Notes Receivable	Deficit	Deficit
Balance at February 3, 2007	107,072,465	$158,451	18,714,769	$187	$(19)	$—		$(161,147)	$(160,979)
Stock-based compensation expense						519			519
Exercise of stock options			12,445	—		3			3
Conversion of preferred stock to common stock	(10,203,035)	(16,777)	18,059,786	1,806	—	14,971			16,777
Accretion of redeemable convertible preferred stock	—	10,608			—	(10,608)			(10,608)
Net Loss								(8,404)	(8,404)

Balance at December 11, 2007 (predecessor basis)	96,869,430	$152,282	36,787,000	$1,993	$(19)	$4,885	$—	$(169,551)	$(162,692)

Elimination of predecessor equity upon acquisition	(96,869,430)	(152,282)	(36,787,000)	(1,993)	19	(4,885)		169,551	162,692
Issuance of Series A redeemable convertible preferred stock, net of issuance costs of $23	11,300,000	22,577							—
Issuance of Common Stock			100	0		—			—
Cancellation of Common Stock			(100)	(0)		—			—
Accretion of redeemable convertible preferred stock dividends	—	197						(197)	(197)
Net Loss								(265)	(265)

Balance at February 2, 2008 (successor basis)	11,300,000	$22,774	—	—	$—	$—	$—	$(462)	$(462)

Issuance of Series A redeemable convertible preferred stock	700,000	1,400							—
Issuance of Series A redeemable convertible preferred stock in exchange for a guarantee	500,000	1,195							—
Issuance of Restricted Stock			15,625,000	16		(16)	(322)		(322)
Interest on Shareholder Notes Receivable						13	(13)		—
Exercise of Stock Options			3,906	—		—			—
Stock Based Compensation Expense						363			363
Accretion of redeemable convertible preferred stock dividends		1,419				(360)		(1,059)	(1,419)
Accretion of redeemable convertible preferred stock to estimated redemption value		3,307						(3,307)	(3,307)
Net Loss								(9,231)	(9,231)

Balance at January 31, 2009 (successor basis)	12,500,000	$30,095	15,628,906	$16	$—	$—	$(335)	$(14,059)	$(14,378)

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
January 31, 2009, and February 2, 2008
(in thousands, except share and per share amounts)
1.	Nature of the Business

Retail Convergence, Inc. (“RCI” or the “Company”) was formed on October 31, 2007 and incorporated in Delaware for the purpose of acquiring SmartBargains, Inc. (“SB” or “Predecessor Company”) via a merger (“Merger” or the “Acquisition”). On December 12, 2007, the Merger was consummated and RCI acquired 100% of the outstanding stock and ownership interests of SmartBargains, Inc. (Note 4 — Acquisition of SmartBargains, Inc.).

The consolidated financial statements present the Company as of January 31, 2009 and February 2, 2008 and the periods December 12, 2007 to February 2, 2008 and the fiscal year end January 31, 2009 (successor basis reflecting the RCI acquisition of SB), and the period February 4, 2007 to December 11, 2007 (predecessor basis). In accordance with the requirements of purchase accounting, the assets and liabilities of SB were adjusted to their estimated fair values and the resulting goodwill computed as of the acquisition date. The application of purchase accounting generally results in higher depreciation and amortization expense in future periods. Accordingly, and because of other effects of purchase accounting, the accompanying consolidated financial statements as of and for the period prior to December 11, 2007, are not comparable.

The Company continues to operate SmartBargains, Inc. and to leverage its assets in launching new and innovative ecommerce websites. Its first new ecommerce initiative, RueLaLa.com, was developed in the Company’s initial operating period through February 2, 2008 and the quarter ending May 1, 2008 and officially launched on April 9, 2008. The following describes the Company’s current ecommerce website businesses:

RueLaLa.com is an invitation-only, private sale site focused on fashion and home products. The private sale model provides consumers exclusive access to scheduled sales of upscale brands. Each private sale is brand-specific, lasts approximately two days and features current-season merchandise. Access to RueLaLa.com is by invitation only, driven primarily by user-generated membership (“www.RueLaLa.com”).

SmartBargains.com is an online, off-price retailer serving the value conscious customer. SmartBargains.com provides an assortment of branded merchandise in categories such as home products, apparel, jewelry, and shoes. SmartBargains, Inc. was incorporated on February 29, 2000 and launched its website on April 15, 2000 (“www.smartbargains.com”).

At January 31, 2009, the Company had cash and cash equivalents of $7.1 million. Management believes that its cash and cash equivalents will be sufficient to meet the Company’s obligations as they become due for the foreseeable future and at least through January 31, 2010. Management also believes that, should revenue not achieve expected

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
levels during the next fiscal year, it has the ability and intent to reduce expenses in order to meet the Company’s obligations.

The Company is subject to a number of risks similar to other companies in the industry, including but not limited to, rapid technological change, competition from substitute products and larger companies, protection of proprietary technology, dependence on third parties and dependence on key individuals. Adverse affects arising from any of these situations could have a significant impact on the Company’s operations.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SmartBargains, Inc., SmartBargains Security Corporation, SB.com, Inc., and Retail Convergence.com, LP (formerly known as SmartBargains.com, LP). All intercompany transactions and balances have been eliminated.

Fiscal Year

The Company’s fiscal year-end is either January 31 or the closest Saturday prior to or subsequent to January 31. For the period from February 4, 2007 through December 11, 2007, the results of operations and statement of cash flows are on a predecessor basis. As RCI had no operations prior to the acquisition of SmartBargains, Inc., the results of operations for the fiscal period ending February 2, 2008 reflect the period from the completion of the merger to the fiscal year end, which period was 53 days from December 12, 2007 to February 2, 2008. The results of operations for the fiscal year ended January 31, 2009 (fiscal 2008) reflect a full fiscal year of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents of $6,964 and $7,939 at January 31, 2009 and February 2, 2008, respectively, consisted of money market investments. The Company had no amounts classified as short-term investments at January 31, 2009.

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and capital lease obligations, approximate their fair values due to their short-term maturities.

Concentration of Credit Risk and Significant Customers

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. Cash and cash equivalents are deposited with financial institutions which the Company believes to be of high credit quality. Such amounts were in excess of federally insured limits as of January 31, 2009. However, the Company does not believe that it is subject to any unusual financial credit risk related to cash and cash equivalents beyond the normal risk associated with commercial banking relationships. The Company primarily sells to customers that reside in the United States. The Company had no significant customers in either the fiscal year ended January 31, 2009, the fiscal period ended February 2, 2008, or the fiscal period from February 4, 2007 to December 11, 2007. To minimize accounts receivable risk, credit card authorizations are obtained prior to the shipment of product to customers.

Inventories

Inventories, which consist primarily of finished good merchandise purchased for resale, are stated at the lower of cost or market. Cost is determined using the weighted average cost method. The Company evaluates inventory levels and expected sales of inventory on a periodic basis and records adjustments to reduce inventory to net realizable value, as necessary.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred. Certain equipment held under capital leases is classified as property and equipment and amortized using the straight-line method over the lease terms and the related lease obligations are recorded as liabilities.

The Company expenses all costs incurred that relate to the planning and post implementation phases of development for website development and other internally developed software. Costs incurred related to website development and other internally developed software in the development phase are capitalized and then amortized over a period of eighteen months to three years, depending upon the estimated life of the asset, beginning on the date the software was placed in service. Costs associated with repair or

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
maintenance of the existing website or the development of website content is included in general and administration expenses in the consolidated statement of operations.

Goodwill and Intangibles

Acquired intangible assets are initially recorded at their estimated fair value and amortized over their estimated useful life using a weighted average method.

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets of the businesses the Company acquired. The Company performs an annual impairment test of its goodwill unless interim indicators of impairment exist. There was no impairment loss recorded in the fiscal year ended January 31, 2009 or the fiscal period ended February 2, 2008.

Long-Lived Assets

The Company periodically evaluates the recoverability of its long-lived assets, including its intangible assets, when circumstances indicate that an event of impairment may have occurred. The Company recognizes an impairment loss only if the carrying amount of a long-lived asset group is not recoverable based on its undiscounted future cash flows. If impairment is indicated, the asset group is written down to the estimated fair values of all long-lived assets within the group utilizing a discounted cash flow analysis. There were no impairment charges recorded in the fiscal year ended January 31, 2009 or the fiscal period ended February 2, 2008.

Stock-Based Compensation

The Company recognizes stock compensation expense based upon the awards estimated fair value at the date of grant. Compensation cost is recognized for awards expected to vest. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from estimates, such amounts will be recorded as an adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. Actual results may differ substantially from these estimates. The Company uses the straight-line attribution method in recognizing stock-based compensation expense for awards that vest based on service conditions.

For awards that vest based upon the achievement of performance criteria, the Company is required to assess the likelihood that the awards will ultimately vest at the end of each reporting period. Compensation expense for awards with performance based vesting is recognized using the graded-vesting attribution method. The Company began to issue both stock options and restricted stock during the fiscal year ended January 31, 2009 (Note 9 — Common Stock and Stock Award Plans). No stock options or restricted stock were granted during the period ended February 2, 2008, and thus no compensation was recorded

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
during that period. No stock options or restricted stock were granted during the fiscal period ended December 11, 2007.

The fair value of stock options granted during the fiscal year ended January 31, 2009 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Fiscal Year Ended
January 31, 2009
Expected Volatility	77.30%
Risk Free Interest Rate	2.75% - 3.41%
Expected Life (years)	5.6 - 6.1
Expected Dividend Yield	0%
Expected Volatility: The volatility factor is based on the historical volatility of publicly traded peer companies with operations similar to the Company’s operations over a period similar to the expected term of the option grants.

Expected Term: The Company estimates expected term using the “simplified method”. The Company will continue to use the simplified method in developing the expected term used for its valuation of stock-based compensation until such a time that sufficient historical exercise and forfeiture activity is available.

Expected Dividend: The Company has not paid any dividends and does not anticipate paying dividends in the foreseeable future.

Risk-Free Interest Rate: The Company bases the risk-free interest rate used on the implied yield currently available on U.S. Treasury zero-coupon issues with remaining term equivalent to the expected term of the options.

Freestanding Preferred Stock Warrants

The Company accounted for freestanding preferred stock warrants, which are exercisable into redeemable securities, as a liability on the consolidated balance sheet. The warrants were subject to remeasurement of their fair values each balance sheet date and any change in fair value was recognized in the consolidated statement of operations. As a result of the purchase of SB by RCI, all freestanding preferred stock warrants outstanding were cancelled effective December 11, 2007. The Company recorded income of $1,125 for the fiscal period ended December 11, 2007 to reflect the decrease in fair value of these warrants as a result of their cancellation.

Revenue Recognition

For the fiscal year ended January 31, 2009, the Company derived its revenue primarily through the sale of goods to customers through its websites, www.smartbargains.com and

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
www.RueLaLa.com, which was launched on April 9, 2008. For the fiscal periods ended February 2, 2008 and December 11, 2007, revenues were derived primarily through www.smartbargains.com. Net sales include shipping and handling costs billed to customers and is reduced for promotional discounts, provisions for expected returns and credit card chargebacks, and excludes sales tax. Revenue is recognized when all the following criteria are met:
•	A customer executes an order;

•	The product price and the shipping and handling fee have been determined;

•	Credit card authorization has occurred and collection is reasonably assured; and

•	The product has been shipped and received by the customer.
The Company evaluates each type of transaction to determine whether it should be recorded based upon the gross amount of product sales and related costs of goods sold or the net amount earned as commissions from the product supplier. When the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenue is recorded on a gross basis. If the Company is not primarily obligated and amounts earned are determined using a fixed percentage, a fixed amount, or a combination of the two, revenue is recorded on a net basis as the commission is earned. Sales of product that are recorded on a net basis are generally shipped directly to the Company’s customers by the vendor or manufacturer and are not fulfilled from the Company’s warehouse.

Cash received for product that has been shipped but not yet received by the customer are recorded as deferred revenue. Additionally, cash received in advance for SmartShoppers Club membership fees are recorded as deferred revenue and recognized ratably over the membership period. The Company also offers a stored value card. The Company records a liability upon the sale of the card and revenue is recognized when the card is used.

The Company generally permits customers to return products for any reason within 30 days of purchase. The Company performs credit card authorizations and checks the verifications of its customers prior to shipment of merchandise. Accordingly, net sales reflect an adjustment for estimated future returns based primarily on historical experience.

Accounts receivable is presented on the consolidated balance sheet net of the allowance for doubtful accounts. The allowance for doubtful accounts was $1 and $7 as of January 31, 2009 and February 2, 2008, respectively.

Cost of Goods Sold (exclusive of depreciation and amortization)

Cost of goods sold consists of the cost of merchandise, inbound and outbound shipping costs and any adjustments to write down merchandise inventory to net realizable value.

Merchandising and Marketing

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
Merchandising expenses are comprised primarily of salaries and benefits and expenses incurred by the Company’s merchandising and buying operations.

Marketing expenses are comprised primarily of advertising costs and salaries and benefits for the marketing function. The costs associated with advertising are expensed as incurred and there were no amounts capitalized at January 31, 2009 or February 2, 2008. Advertising expenses for the fiscal year ended January 31, 2009 and the fiscal period ended February 2, 2008 were $5,621 and $740, respectively. Advertising expenses for the fiscal period ended December 11, 2007 were $4,950.

Fulfillment and Customer Service

The Company utilizes a third party to perform all order fulfillment activities including receiving labor, warehousing, picking labor, packaging, and returns processing. Fulfillment and customer service also includes credit card fees and internal personnel dedicated to these functions. Handling costs that are included in fulfillment and customer service expenses were $2,800 and $430 for the fiscal year ended January 31, 2009 and for the fiscal period ended February 2, 2008, respectively. Handling costs that are included in fulfillment and customer service expenses were $2,400 for the fiscal period ended December 11, 2007.

Acquisition Costs

Acquisition costs consists of fees paid by the predecessor company to facilitate the sale of SmartBargains, Inc. and subsidiaries and consisted primarily of legal and investment banking fees.

Income Taxes

Deferred taxes are determined based on the difference between the financial statement income and taxable income multiplied by the enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided, if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Reclassifications

The Company has reclassified changes in restricted cash from financing activities to investing activities in the consolidated statements of cash flows.

3.	Restricted Cash

As required by SmartBargains, Inc.’s previous lender (Note 7 — Loan Agreement), in order to transition accounts to a new credit facility following the Acquisition, the Company had restricted cash for use as collateral against letters of credit and outstanding checks in the

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
amount of $3,863 as of February 2, 2008. The restriction was subsequently released on March 13, 2008 when the transition to a new bank relationship was completed. On November 18, 2008, the Company entered into a new loan agreement that no longer requires cash collateral to be used against the Company’s letters of credit (Note 7 — Loan Agreement). Therefore, there is no restricted cash as of January 31, 2009.
4.	Acquisition of SmartBargains, Inc.

On December 12, 2007, the Company, via a Merger transaction, acquired all the issued and outstanding stock of SmartBargains, Inc. for $11,115. The Merger consideration consisted of $10,466 of cash and the issuance of $649 in value at $2.00 per share of Series A Redeemable Convertible Preferred Stock in lieu of cash to certain investors in SmartBargains, Inc. Additionally, the Company assumed $1,885 of SmartBargains, Inc. Merger related liabilities. As a result of the Merger, (i) the Company incurred transactional costs totaling $276; and (ii) became the parent corporation of SmartBargains, Inc. and its subsidiaries. This transaction was a taxable reverse subsidiary merger treated as a stock purchase. Goodwill is not tax deductible for income tax purposes.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of Acquisition:

December 12, 2007
Cash	$2,577
Current Assets	1,141
Inventories, net	10,549
Property and equipment, net	1,484
Intangibles	5,097
Goodwill	6,231

Total Assets Acquired	$27,079
Current liabilities	15,688

Total Liabilities Assumed	15,688

Total Purchase price including acquisition costs	$11,391

The $5,097 of acquired intangible assets is attributed to the acquired customer relationships and amortized on a weighted average basis over a seven year useful life. The useful life is determined based upon the historical productivity of the customer file and is heavily weighted in the early periods. The asset will be amortized on the following schedule for each annual period since its acquisition: 36%; 24%; 17%; 11%; 7%; 4%; and 1%. Amortization for the fiscal year ended January 31, 2009 and the period ended February 2, 2008 was $1,743 and $266, respectively.

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
5.	Property and Equipment

Property and equipment, net consisted of the following:

	Estimated Useful	January 31,	February 2,
Asset Class	Life	2009	2008
Computer hardware and purchased software	3 - 5 years	$941	$642
Furniture, fixtures, and leasehold improvements	5 years	588	216
Website and internally developed software	1.5 - 3 years	2,600	1,566
Equipment under capital lease	3 years	214	16

		4,343	2,440
Less: Accumulated depreciation		(1,460)	(162)

Property and equipment, net		$2,883	$2,278

During the fiscal year ended January 31, 2009 and the fiscal period ended February 2, 2008, the Company disposed of assets totaling $223 and $625 that were no longer being utilized. Substantially all of these assets were fully depreciated, resulting in a loss upon disposal of $0 and $4 for the fiscal year ended January 31, 2009 and the fiscal period ended February 2, 2008, respectively. During the fiscal period ending December 11, 2007, the predecessor Company disposed of assets totaling $438, resulting in a loss on disposal of $15.

Accumulated depreciation for capitalized website development was $768 and $49 as of January 31, 2009 and February 2, 2008, respectively. Accumulated depreciation for equipment under capital lease was $50 and $5 as of January 31, 2009 and February 2, 2008, respectively.

6.	Accrued Expenses

Accrued expenses consisted of the following:

	January 31, 2009	February 2, 2008
Marketing	$508	$575
Fulfillment and Freight	866	1,017
Taxes other than income and payroll	2,542	2,021
Accrued professional services	452	791
Employee compensation, related tax and benefits	494	468
Sales returns reserve	543	284
Accrued vendor payments	909	307
Other	302	625

Accrued expenses	$6,616	$6,088

7.	Loan Agreement

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
On December 12, 2007, the Company terminated the SmartBargains, Inc. $20,000 credit facility with Wells Fargo Retail Finance, LLC (“Wells Fargo”).

On January 17, 2008, the Company entered into a Loan Agreement with Bank of America, N.A. (“Bank of America”) for the purpose of providing the Company the ability to issue standby letters of credit up to an aggregate amount of $4,000. This facility was cash collateralized to the extent of the value of the outstanding standby letters of credit and was to expire on June 30, 2009. The Company incurred a non-refundable fee in the amount of 1.5% per annum of the outstanding undrawn amount of each standby letter of credit. The Company had an outstanding standby letter of credit under the agreement in the amount of $1,851 at February 2, 2008. This loan agreement was subsequently cancelled on November 18, 2008, upon the Company entering into a new loan agreement, as discussed below.

On March 13, 2008, the Company completed the transition of all outstanding letters of credit and accounts from Wells Fargo to Bank of America. With this transition, the related restricted cash of $2,012 was released and the funds were transferred to Bank of America for use by the Company.

On November 18, 2008, the Company entered into a new loan agreement with Bank of America to replace the existing agreement. Under this new agreement, the Company has the ability to issue standby letters of credit up to an aggregate amount of $6,000 without cash collateral. The Company incurs a non-refundable fee in the amount of 1.5% per annum of the outstanding undrawn amount of each standby letter of credit. After the issuance of any standby letters of credit, any remaining portion of the $6,000 may be used as a revolving line of credit by the Company, up to a maximum of $2,000. Interest on each advance will bear interest at an annual rate equal to the bank’s prime interest rate plus fifty basis points (0.5%). As of January 31, 2009, the Company had not taken any advances under this line of credit. This loan agreement is collateralized by substantially all of the Company’s assets and has been guaranteed by certain of the Company’s preferred shareholders. The agreement expires on November 18, 2010. As of January 31, 2009, the Company had outstanding standby letters of credit in the amount of $3,650.

The Company is required to meet certain quarterly thresholds of tangible net worth and unencumbered liquid assets as well as a minimum annual EBITDA covenant under the borrowing agreement. As of January 31, 2009 the Company is in compliance with all covenants under the agreement.

On November 18, 2008, as part of this new loan agreement, certain preferred shareholders and related parties (Note 11 — Related Parties) were issued an additional 500,000 shares of Series A Redeemable Convertible Preferred Stock in exchange for guaranteeing borrowings under this loan. The Company has recognized deferred financing costs for the fair value of the stock issuance, which was estimated to be $2.39 per share, or $1,195 on the date of issuance. These deferred financing costs will be amortized to interest expense

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
over the two-year term of the loan guarantee period. The Company recorded $120 of interest expense related to the amortization of these deferred financing costs during the fiscal year ended January 31, 2009.
8.	Redeemable Convertible Preferred Stock

The Company was formed on October 31, 2007 and issued 100 shares of its common stock. In December 2007, in connection with the Merger, the Company amended and restated its Certificate of Incorporation by authorizing a total of 170,000,000 shares of common stock and authorizing a total of 11,500,000 shares of preferred stock, of which 11,500,000 shares were designated as Series A Redeemable Convertible Preferred Stock. The original 100 shares of common stock were cancelled effective as of the date of the completion of the Merger.

In January 2008, the Company further amended its Restated Certificate of Incorporation to provide for an increase in the number of authorized shares of common stock from 170,000,000 to 180,000,000 shares and an increase in the number of authorized shares of preferred stock from 11,500,000 to 12,500,000 shares, of which 12,500,000 shares were designated as Series A Redeemable Convertible Preferred Stock.

Preferred Stock Financing

Between inception and February 2, 2008, the Company issued an aggregate of 10,975,439 shares of Series A Redeemable Convertible Preferred Stock at a price of $2.00 per share for total gross proceeds of $21,951. As a result of the Acquisition (Note 4 — Acquisition of SmartBargains, Inc.) an additional 324,561 shares were issued to existing shareholders of SmartBargains, Inc. for a total of $649 as consideration for the purchase in lieu of cash.

On February 27, 2008, the Company issued an additional 700,000 shares of Series A Redeemable Convertible Preferred Stock at a price of $2.00 per share for total gross proceeds of $1,400.

On November 18, 2008, the Company issued an additional 500,000 shares of Series A Redeemable Convertible Preferred Stock to certain existing preferred shareholders in exchange for guaranteeing borrowings under the Company’s new Loan Agreement (Note 7 — Loan Agreement).

Terms of Series A Redeemable Convertible Preferred Stock

Voting

The holders of the Series A Redeemable Convertible Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
vote. The holders of the redeemable convertible preferred stock are also entitled to vote as a separate class on certain matters set forth in the Company’s Restated Certificate of Incorporation, as amended, and as otherwise required by applicable law.
Dividends

The holders of the Series A Redeemable Convertible Preferred Stock are entitled to receive, out of funds legally available, a cumulative annual dividend when and as they may be declared by the Company’s Board of Directors accruing at a rate of 6% per annum, compounded quarterly. The dividends shall accrue whether or not earned or declared. No dividends shall be made with respect to the common stock (other than dividends on shares of common stock payable in shares of common stock), until any and all dividends on the preferred stock have been paid. No dividends have been declared or paid by the Company during the fiscal year ended January 31, 2009 or the fiscal period ended February 2, 2008. Dividends in arrears on the preferred stock through January 31, 2009 and February 2, 2008 totaled $1,616 and $197, respectively and have been accreted through a charge to additional paid in capital, if available, or accumulated deficit.

Liquidation Preference

In the event of any liquidation, dissolution, or winding-up of the affairs of the Company, including certain change of control transactions, the holders of the then outstanding Series A Redeemable Convertible Preferred Stock, before any payment is made to the holders of common stock, shall receive for each share an amount equal to the sum of the original purchase price (as adjusted for stock dividends, stock splits or other similar recapitalization) plus all dividends accrued but unpaid, whether declared or not.

Conversion

Each share of Series A Redeemable Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time (the “Conversion Right”). As of both January 31, 2009 and February 2, 2008, the conversion price for this preferred stock was $0.20. Conversion is mandatory and automatic immediately upon the closing of an underwritten public offering in which the public offering price equals or exceeds $1.00 per share and the aggregate proceeds raised are at least $20,000. Conversion may also occur upon the vote or written consent from holders of a majority of the outstanding shares of this preferred stock. In the event of any liquidation, dissolution, or winding-up of the affairs of the Company, including certain change of control transactions, the Conversion Right, if not previously exercised, terminates at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holder of this preferred stock.

Redemption

The holders of at least a majority of the outstanding Series A Redeemable Convertible Preferred Stock may, by written request delivered after December 12, 2012, require the Company to redeem this preferred stock pro rata in three annual installments, beginning on

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
the date seventy-five days subsequent to receipt of the written request, for a price equal to the greater of (i) the original purchase price and all dividends accrued but unpaid, whether declared or not, and (ii) the fair market value of the preferred stock. If the Company does not have sufficient funds legally available to redeem all shares of preferred stock to be redeemed at the respective redemption date, then the Company shall redeem a pro-rata portion of each holders redeemable shares out of funds then legally available, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Company has funds legally available.

The carrying value of preferred stock is increased to the greater of its estimated fair market value or liquidation amount as of January 31, 2009 and February 2, 2008, respectively to reflect the estimated amount at which the preferred stock is redeemable. These increases are recorded through charges against additional paid-in-capital, if available, or accumulated deficit. The Company’s required redemption amount would be not less than $36,039, which would be payable in three annual installments no sooner than February 2013, 2014, and 2015.
9.	Common Stock and Stock Award Plans

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Company’s Board of Directors, subject to the prior rights of holders of the Series A Redeemable Convertible Preferred Stock. At January 31, 2009 and February 2, 2008 the Company had authorized 180,000,000 shares of its common stock for issuance, of which 15,628,906 and 0 were issued and outstanding, respectively.

Stock Incentive Plan

In March 2008, the Company adopted the 2008 Stock Incentive Plan (the “Plan”), under which the Company may grant incentive stock options, nonqualified stock options, restricted stock, or other stock based awards. Incentive stock options may only be granted to employees. Options granted to employees typically vest 25% after the first anniversary of grant and then quarterly thereafter over a total of four years, with a maximum term of ten years. Under the Plan, 31,250,000 shares of common stock are reserved for issuance.

In March 2000, the Predecessor Company adopted the 2000 Employee, Director and Consultant Stock Option Plan (the “2000 Stock Plan”), which has since been amended and restated, under which the Predecessor Company was enabled to grant incentive stock options, nonqualified stock options, restricted stock, or other stock based awards. On December 11, 2007, the Predecessor Company terminated this plan, cancelling all issued and outstanding options.

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
Stock Options

On March 6, 2008, May 15, 2008, and September 17, 2008, the Company issued an aggregate of 11,515,625 stock options under the Plan to employees and non-employees as option grants. For employees with two or more years of service as of December 12, 2007, 25% of the option grants vested upon the date of grant, 25% vested on December 12, 2008, and the remainder vest over the subsequent three years. For employees with less than two years of service as of December 12, 2007, 25% of the option grants vested on December 12, 2008, and the remainder vest over the subsequent three years. For all other employees, the options vest over a four year period and provide for a vesting start date as of the date of hire. For non-employees, the options vest over a four year period and provide for a vesting start date as of the date of grant.

A summary of stock option activity under the Plan for the year ended January 31, 2009 is as follows:

			Weighted-
			Average
		Weighted-	Remaining
	Number of	Average	Contractual Term
	Shares	Exercise Price	(in years)
February 2, 2008	—

Granted	11,515,625	$0.05
Cancelled	(1,914,063)	$0.05
Exercised	(3,906)	$0.05

Oustanding at January 31, 2009	9,597,656	$0.05	9.15

Exerciseable at January 31, 2009	3,332,008	$0.05	9.10

Vested and Expected to Vest at January 31, 2009	8,408,039	$0.05	9.15

The weighted average grant date fair value of options granted to employees was $0.03 per share for the year ended January 31, 2009. No options or awards were granted during the fiscal period ended February 2, 2008 or December 11, 2007.

Total unrecognized compensation costs related to unvested stock option awards was $178 as of January 31, 2009 This cost is expected to be recognized over a weighted average period of 2.8 years. The aggregate intrinsic value of stock options exercised during the year ended January 31, 2009 was not material.

Stock compensation expense related to non- employees was not material for all periods presented.

Restricted Stock

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
On March 6, 2008, the Company issued 14,062,500 shares of restricted stock under the Plan to employees, which vest over a period of three years based upon the employees’ continued service. An additional 1,562,500 shares of restricted stock with performance conditions were issued on that date but did not vest during the year ended January 31, 2009, and thus no compensation expense related to these shares was recorded during that period. Subsequent to January 31, 2009, the Board of Directors approved a resolution allowing these shares to begin vesting as of March 4, 2009 over a three year period without performance conditions (Note 13 - Subsequent Events).

As part of these restricted stock grants, the Company loaned an aggregate amount of $322 to the employees, in the form of Promissory Notes, which bear interest at an annual rate of 4.27% compounded annually, and become due at the earlier of March 6, 2018, or an event whereby the employees receive consideration for their shares, as outlined in the agreement. Based upon the nature of these awards, the awards have been accounted for as stock options and measured at fair value using the Black-Scholes option pricing model. The Company recorded $13 of interest income related to these notes in the year ended January 31, 2009. Both the notes and the interest income have been recorded as part of stockholder’s equity.
At January 31, 2009, all of the restricted stock shares granted remained outstanding, and 5,625,000 restricted shares were vested. The shares granted had a weighted average grant date fair value of $0.04 per share. The total fair value of the vested restricted awards for the year ended January 31, 2009 was $900. At January 31, 2009, unrecognized compensation cost related to the restricted stock was $328 and is expected to be recognized over a weighted average period of 1.9 years.
As a result of the purchase of SB by RCI, all unvested options and awards outstanding under the predecessor plan were cancelled effective December 11, 2007. A total of $519 of compensation expense was recorded in the fiscal period ended December 11, 2007 to reflect the fair value of awards vested prior to cancellation.
10.	Income Taxes
The following reconciles the U.S. federal statutory rate to the effective tax rate for each of the fiscal periods ending:

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

	January 31,		February 2,		December 11,
	2009		2008		2007
Statutory rate	$(3,139)	(34.0%)	$(90)	(34.0%)	(2,858)	(34.0%)
State taxes, net	(631)	(6.8%)	502	189.5%	65	0.8%
Change in State Tax Rate	(28)	(.3%)	—	0.0%	—	0.0%
Other Permanent Differences	153	1.6%	16	5.8%	443	5.2%
Effect of change in valuation allowance	$3,645	39.5%	$(427)	(161.3%)	2,350	28.0%

Total tax expense	—	0.0%	—	0.0%	—	0.0%

The Company’s deferred tax assets consisted of the following:

	January 31,	February 2,
	2009	2008
Deferred tax assets
Net operating loss	$6,519	$4,183
Inventory	181	92
Accrual and reserves	807	61
Other	461	440

Total Assets	7,967	4,777
Deferred tax liabilities
Restricted Stock, 83b Election	(222)	—
Intangibles	(1,270)	(1,946)

Net Deferred tax aset	6,476	2,831
Deferred tax asset valuation allowance	(6,476)	(2,831)

Net deferred tax asset/liabilitiy	$—	$—

As of January 31, 2009, the Company had U.S. federal net operating loss (“NOL”) carry forwards of approximately $17,278, which begin to expire in 2021. As of January 31, 2009, the Company had outstanding state net operating loss carry forwards of approximately $9,058, which are subject to expiration over the next 5 fiscal years. Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the cumulative losses of Retail Convergence, Inc., management has determined that it is more likely than not these deferred tax assets will not be realized and a full valuation allowance is deemed necessary. In the event that the Company is able to realize any deferred tax assets in the future, an adjustment to the valuation allowance would increase income in the period such determination is made.
The Company’s NOLs result from activity from inception to date, and from approximately $90,457 federal and $57,134 state carry forwards acquired from SmartBargains, Inc. at December 12, 2007. SmartBargains, Inc. was acquired by the Company (Note 4 — Acquisition of SmartBargains, Inc.) in a transaction treated as a stock purchase which has likely resulted in an ownership change for SmartBargains, Inc. In general, an ownership

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
change as defined by Section 382 results from transactions increasing the ownership of certain shareholders or public groups in stock of a corporation by more than 50% over a three year period. The Company’s utilization of NOL and general business tax credit carry forwards may be subject to substantial annual limitations imposed by Section 382 of the IRC due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and general business tax credit carry forwards that can be utilized to offset future taxable income and tax, respectively. The NOL carry forwards and net deferred tax asset as of January 31, 2009 reflect an estimated limitation.
11.	Related Parties

A board member, who is also a significant member of an LLC that is the Company’s largest investor (“the Investor”), is a direct family member of the Company’s chief executive officer. The Investor Rights Agreement between the Company and the stockholders of the Series A Redeemable Convertible Preferred Stock provides that any affiliated transaction between the Company or its subsidiaries and a director, officer or stockholder of the Company must be approved by either (i) a majority of disinterested directors of the Company, or (ii) a majority of the Preferred Stock held by investors not affiliated with such director, officer or investor. This provision would also cover any transaction involving either of these related parties.

On January 23, 2008, the majority of the disinterested directors authorized the issuance of 1,500,000 shares of Series A Redeemable Convertible Preferred Stock (Note 8 — Redeemable Convertible Preferred Stock) to the Investor.

On March 6, 2008, the majority of the disinterested directors authorized a restricted stock grant of 10,937,500 shares of common stock and an associated Promissory Note to the Company’s chief executive officer (Note 9 — Common Stock and Stock Award Plans).

On November 18, 2008, the majority of the disinterested directors authorized the issuance of up to 201,502 shares of Series A Redeemable Convertible Preferred Stock associated with a guarantee of the Company’s loan agreement (Note 7 — Loan Agreement) to the Investor.

No other transactions requiring an approval have occurred during the fiscal year ended January 31, 2009 or the fiscal period ended February 2, 2008 or the fiscal period ended December 11, 2007.

12.	Commitments and Contingencies

The Company leases its office and website hosting space under non-cancelable operating leases. Total expense under these operating leases was $848 and $121 for the fiscal year ended January 31, 2009 and the fiscal period ended February 2, 2008, respectively. For the

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
fiscal period ended December 11, 2007, total expense under these operating leases was $696.
Future minimum payments under non-cancelable operating and capital leases at January 31, 2009 are as follows:

	Operating Lease	Capital Lease
	Commitments	Commitments
2009	$613	$81
2010	169	83
2011	19	52
2012	8	—
2013	—	—

Total minimum payments	$809	$216

Less amount representing interest		(29)
Less obligations due within one year		(64)

Long-term obligations under capital lease		$123

The Company’s existing lease agreement for its office space terminates in August 2009. Subsequent to January 31, 2009 the Company entered into a new lease agreement (Note 14 — Subsequent Events).

Pursuant to an agreement that the Company has with its third party fulfillment provider, the Company would incur cancellation fees under certain circumstances if this contract is terminated prior to June 1, 2010. At January 31, 2009 these cancellation fees would be $567, with such fees decreasing ratably each month through June 1, 2010.

Pursuant to an agreement that the Company has with a third party payment processor, the Company would incur cancellation fees under certain circumstances if this contract is terminated prior to June 10, 2010. At January 31, 2009 these cancellation fees would be $220, with such fees decreasing each month through June 10, 2010.

As of January 31, 2009 the Company had marketing purchase commitments in connection with email services and agency fees of $30 through April 30, 2009 and technology purchase commitments of $67 for technology services to be provided through January 31, 2010.

In the ordinary course of business the Company is subject to periodic lawsuits, investigations and claims. Although the Company cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted, the Company does not believe that any currently pending legal proceedings to which it is a party will have a material adverse effect on the business, prospects, financial condition or results of operations.

13.	401(k) Savings Plan

Retail Convergence, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)
The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. During the fiscal year ended January 31, 2009 and the fiscal period ended February 2, 2008 there were no contributions made to the plan by the Company.

14.	Subsequent Events

As of January 31, 2009, there were 1,562,500 shares of restricted stock with performance conditions outstanding that did not vest. On March 4, 2009, the Board of Directors approved a resolution allowing these shares to begin vesting as of that date. These shares will vest over the subsequent three years based upon the employee’s continued service without performance conditions.

In March 2009, the Company entered into a new lease agreement for office space whereby the Company will move to a new location in Boston, Massachusetts. The Company anticipates occupying the new space by August 2009. The new lease will expire in February 2017. Upon signing of the agreement, the Company issued a $500 letter of credit under its loan agreement (Note 7 — Loan Agreement) as a security deposit for the new space. The future minimum lease payments under this new agreement for the next five fiscal years will be as follows:

Minimum
Lease
Fiscal Year	Commitment
2009	$104
2010	1,252
2011	1,295
2012	1,453
2013	1,389
Thereafter	4,571

Total Minimum payments	$10,064